EXHIBIT 10.1

EMPLOYMENT CONTRACT

THIS AGREEMENT is made and entered into as of July 21, 2006, by and between George Robert Alford, hereinafter referred to as “Employee”, and Key Tronic Corporation, which has its principal place of business at N. 4424 Sullivan Road, Spokane Valley, Washington, a Washington corporation, hereinafter referred to as “Employer”.

RECITALS

WHEREAS, Employer is engaged in the business of contract manufacturing, maintaining its principal office at N. 4424 Sullivan Road, Spokane Valley, Washington; and

WHEREAS, Employee and Employer wish for the Employee to accept the position of Vice President of Materials; and

WHEREAS, Employee and Employer now desire to enter into a written employment contract between the parties;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT. Employer hereby employs Employee as its Vice President of Materials, to exercise all ordinary and necessary duties as defined by the President and the CEO of Employer, and Employee hereby accepts and agrees to such employment, subject to the general supervision of the Employer’s President and CEO and Board of Directors. Subject to the provisions of Section 9 of this Agreement, Employer reserves the right to change Employee’s duties from time to time as Employer deems necessary and appropriate as the business of Employer evolves. Employer may, in its discretion, increase Employee’s salary or other benefits without having to amend this Agreement and unless specified in writing such changes in salary or benefits will not modify the term or termination provisions of this Agreement. Employee recognizes that Employee’s employment is at will. During the course of employment, both Employee and Employer have the right to terminate Employee’s employment at any time, subject to the provisions of Section 9 of this Agreement.

2. BEST EFFORTS OF EMPLOYEE. Employee agrees that Employee will at all times fully, industriously, and to the best of Employee’s ability, experience, and talent, perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof, to the satisfaction of Employer in the exercise of its sole discretion. Such duties shall be rendered at the business address of Employer and at such other place or places Employer and Employee shall, in good faith determine, as the interest, needs, business or opportunity of Employer may require. Employee shall comply with all current Employer policies, rules and regulations as adopted from time to time and all specific directions of Employer.

3. COMPENSATION OF EMPLOYEE. Employer shall pay Employee, and Employee shall accept from Employer, effective as of July 21, 2006, as full compensation for Employee’s services hereunder, $6,153.85 bi-weekly, paid in accordance with Employer’s regular payroll policies.

Employee shall be eligible to participate in the benefits set forth below during the term of his employment pursuant to the terms of the respective benefit plans. Employee acknowledges that Employer may change its benefit plans in its sole discretion.

a. Coverage for Employee and Employee’s dependents under Employer’s group medical and group dental plans to the extent the same are provided to other employees.

b. Participation in bonus incentive plans as may be offered by Employer to its key employees from time to time.

c. Other company provided benefits such as holidays, sick leave, and group insurance benefits as adopted by Employer and generally made available to employees of Employer.

4. VACATION. Employee shall receive vacation during each year of employment in accordance with Employer’s then existing personnel policy. Unused vacation time from each year may accumulate in accordance with Employer’s then existing personnel policy.

5. OTHER EMPLOYMENT. Employee shall devote his full time, attention, knowledge, and skills to the business and interests of Employer, and Employer shall be entitled to all benefits, profits, or other issues arising from or incident to all work, services, and advice of Employee. Employee shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee, or in any other capacity in any other business similar to Employer’s business. Nothing contained herein shall be deemed to prevent or limit Employee from acquiring stock or other securities of any corporation whose stock or securities are owned or are traded on any public exchange, or from investing in real estate.

6. TRADE SECRETS. Employee shall not at any time, or in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information containing any matters affecting or relating to the business of Employer, including all information without limiting the generality of the foregoing, regarding any of its customers, the price it obtains or has obtained from the sale of its products, or any other information concerning the business of Employer, its manner of operation, plans, processes, or other data, without regard to whether all of the foregoing matters will be deemed confidential, material, or important, the parties hereto stipulating that as between them, the same are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Employer, and Employer’s good will. Any breach of the terms of this paragraph shall be a breach of this Agreement.

7. TRADE SECRETS AFTER TERMINATION OF EMPLOYMENT. All the terms of Section 6 shall remain in full force and effect for the period of three (3) years after the termination of Employee’s employment for any reason. Employee cannot offer employment to current (current at time of termination) employees of Key Tronic or induce them to leave Key Tronic for a period of one (1) year after termination.

8. AGREEMENTS OUTSIDE OF CONTRACT. This Contract and the letter agreement, dated June 27, 2006, contain the complete agreement concerning the employment arrangement and separation provisions between the parties and shall, as of the effective date hereof, supersede all other written or oral agreements between the parties. The parties stipulate that neither of them have made any representation with respect to the subject matter of this Agreement, or any representations including the execution and delivery hereof except such representations as are specifically set forth in writing herein, and each of the parties hereto acknowledges that such party has relied upon such party’s own judgment in entering into this Agreement. The parties hereto further acknowledge that any representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with this Agreement.

9. TERMINATION.

a) Employer’s Board of Directors, its President or CEO may, in their discretion, terminate Employee’s employment at any time for any reason or for no reason. After such termination, Employer shall pay Employee for Employee’s accumulated unused vacation and, subject to the provisions below, Employer shall continue to pay Employee’s base salary only in effect prior to termination for a period of twelve (12) months after termination. Also, for the period during which any salary payments are being made, Employer will provide, through COBRA, group medical and dental plan coverage for Employee and Employee’s dependents as such plans are then generally offered to employees of Employer. Employee may elect to continue group medical coverage at the termination of severance benefits, for the balance of any COBRA period, at Employee’s sole expense. Employee shall not be entitled to receive any payments under any bonus, profit sharing or other incentive compensation plan of Employer unless Employee is employed by Employer on the date such payments are due to be paid.

b) No severance benefits will be provided if Employee elects to terminate his employment or is terminated for cause. For purposes of this Agreement, “Cause” means (i) conviction of a felony or misdemeanor involving moral turpitude; (ii) engaging in illegal business practices or other practices contrary to the written policies of the Company; (iii) misappropriation of assets of the Company; (iv) continual or repeated insobriety or drug use; (v) continual or repeated absence for reasons other than disability or sickness, (vi) fraud; (vii) embezzlement; (viii) violation of the Company’s written conflict of interest policies; and (ix) material breach of this Agreement.

c) All severance benefits including, but not limited to, the continuation of salary payments in whole or in part, and all other payments made on Employee’s behalf for group medical and dental coverage will terminate immediately upon Employee’s employment by a third party at a base salary equal to or greater than the base salary then being paid Employee by Employer. If Employee is paid a base salary by a third party lower than that being paid by Employer, Employer shall continue to pay the difference for the remainder of the period set forth in Section 9(a) above, but Employer’s obligation to continue payments for medical and dental coverage will terminate immediately upon employment by a third party.

d) Any outstanding stock options held by Employee at termination of employment shall be treated as provided for under the company Stock Option Plan by which options were granted.

e) The provisions of Sections 6, 7, 9, 10, 11, 12 and 16 shall survive the termination of this Agreement.

10. REMEDIES. Any breach or evasion of any of the terms of this Agreement by either party hereto will result in immediate and irreparable injury to the other party and will authorize recourse to injunctive relief and/or specific performance, as well as to all other legal or equitable remedies to which such injured party may be entitled hereunder.

11. COVENANT NOT TO COMPETE. In order to protect the value of Employer’s business and of Employer’s stock, Employee covenants and agrees that Employee will not, either directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of any business which engages in any business similar to, or which competes with Employer, for a period of one year after the termination of Employee’s employment.

Employee further covenants and agrees that Employee will not, during the period of noncompetition, lend Employee’s credit or money for the purpose of establishing or operating any such business described hereinabove, nor give advice, either directly or indirectly, to any person, firm, association, corporation, or other business entity engaged in or engaging in such business; provided however, that Employee may trade, sell, or otherwise deal in publicly-traded securities for Employee’s benefit.

12. RESTRICTIVE COVENANTS. The parties believe that the restrictive covenants contained in Sections 5, 6, 7 and 11 of this Agreement are reasonable. However, if any court having jurisdiction shall, at any time, hold such covenants to be unenforceable or unreasonable, whether as to scope, territory, or period of time as specified, then such court shall declare or determine the scope, territory, or period of time which it deems reasonable.

13. SEVERABILITY. Except as otherwise provided in this Agreement, if any term or provision of this Agreement shall to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be effected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

14. CHOICE OF LAW. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and pursuant to the laws of the State of Washington.

15. BINDING EFFECT. This agreement shall bind Employer and its successors, assigns, agents, and representatives.

16. ATTORNEY’S FEES. If any action is commenced to enforce any of the provisions of this Agreement, the prevailing party shall, in addition to its other remedies, be entitled to recover reasonable attorney’s fees.

17. ADVICE OF COUNSEL. Employee acknowledges that Employee has had the opportunity to consult with counsel of his own choosing in the negotiation and preparation of this agreement; that employee has carefully read and fully understands its contents and its legal effect; and that employee enters into this agreement freely, voluntarily and without coercion.

IN WITNESS WHEREOF, the undersigned parties to this Agreement hereinabove expressed, have entered into this Agreement without reservation and have read the terms herein.

EMPLOYEE:	EMPLOYER:

Key Tronic Corporation

/s/ George Robert Alford	By:	/s/ Jack W. Oehlke
George Robert Alford		Jack W. Oehlke
	Its:	President and CEO
WITNESS: